CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus, Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated December 13, 2002, relating to the financial statements and financial highlights which appears in the Annual Report to Shareholders of the John Hancock Large Cap Spectrum Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Independent Auditors" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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Boston, Massachusetts
August 28, 2003